Exhibit 14

















                       CODE OF BUSINESS CONDUCT AND ETHICS


                             JOHN H. HARLAND COMPANY

                       As Amended through February 7, 2006

                       CODE OF BUSINESS CONDUCT AND ETHICS

                                TABLE OF CONTENTS



A MESSAGE FROM THE CHAIRMAN   . . . . . .. . . . . . . . . . . . . . . . . . 3

BASIC PRINCIPLES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

EMPLOYEE RESPONSIBILITIES . . . . . . . . . . . . . . . . . . . . . . . . .  4

POLICIES AND GUIDELINES  . . . . . . . . . . . . . . . . . . . . . . . . .   5

         Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . .   5

         Use of Company Assets .  . . . . . . . . . . . . . . . . . . . . .  5

         Conflicts of Interest . . . . . . . . . . . . . . . . . . . . . .   6

         Employee Workplace Expectations  . . . . . . . . . . . . . . . . .  8

         Financial Reporting . . . . . . . . . . . . . . . . . . . . . . . . 9

         Governmental and Legal Compliance  . . . . . . . . . . . . . . . . 10

         Insider Trading  . . . . . . . . . . . . . . . . . . . . . . . .   10

         Record Retention . . . . . . . . . . . . . . . . . . . . . . . .   13

         Antitrust Compliance  . . . . . . . . . . . . . . . . . . . . . .  14

RESOLVING BUSINESS CONDUCT ISSUES . . . . . . . . . . . . . . . . . . . . . 17

COMPLIANCE AND ADMINISTRATION . . . . . . . . . . . . . . . . . . . . . . . 18

CERTIFICATION OF COMPLIANCE . . . . . . . . . . . . . . . . . . . . . . . . 19

                           A MESSAGE FROM THE CHAIRMAN



To Harland Employees:

         One of Harland's most valuable assets is our reputation for integrity and fairness. This commitment to integrity and fairness is a shared responsibility. Therefore, each of us must understand and accept our personal responsibility to protect and enhance this reputation.

         The Harland Code of Business Conduct and Ethics summarizes the basic principles under which we conduct business, sets forth the responsibilities of Harland employees, outlines the policies and guidelines directing our conduct, introduces a business conduct issue resolution process and mandates a compliance program. It requires us to conduct business consistent with our values and in accordance with applicable laws, and requires that we exercise the highest degree of honesty and integrity in our dealings with others.

         We each are responsible for our shared reputation. It takes the inappropriate action of only one of us to tarnish the reputation of the entire organization. As such, each employee, officer and director of Harland is responsible for his or her own behavior while performing his or her duties. You are responsible for conducting yourself in a manner that reflects positively on Harland.

         The Code of Business Conduct and Ethics is designed to help employees make ethically sound business decisions. However, no set of policies and guidelines can anticipate every ethical decision we may face in business. To this end, we have outlined an Issue Resolution Process. So, if you are in doubt about any issue that may have ethical implications, before you act you should seek guidance through the channels and procedures that we have established to help answer your questions.

         In addition, Harland has established the Harland Ethics and Compliance Hotline to enable employees to report violations of the Code on an anonymous basis.

         Finally, we ask that each employee, officer and director read, understand and comply with this Code of Business Conduct and Ethics. We also require certification that each employee at the director level and above has not breached the policies set forth in the Code and is not aware of any breach of the policies by any employee that has not been disclosed. Each year we will ask every such employee to read the policies again and re-certify. I ask that you give this process your attention and your thoughtful and timely response.

         Harland's reputation is dependent upon the integrity of your actions. I am confident that you and your colleagues will take pride in enhancing our shared reputation through your actions.



Timothy C. Tuff
Chairman, President and Chief Executive Officer

October 2002
Reissued March 2004
Reissued January 2005
Reissued May 2005
Reissued February 2006

                      CODE OF BUSINESS CONDUCT AND ETHICS


                                BASIC PRINCIPLES


         Harland is committed to promoting integrity and fairness and maintaining the highest standard of ethical conduct in all of our activities. Our commitment flows from our responsibilities to our shareholders, our employees, our customers and our suppliers, and the communities where we live and work:

o To our shareholders: We will protect and use Harland assets wisely, we will act in the best interests of the Company and avoid even the appearance of a conflict of interest.

o To our employees: We will create and maintain a positive work environment by treating each employee with respect.

o To our customers and suppliers: We will build relationships with customers and suppliers by dealing fairly and honestly.

o To the communities where we live and work: We will act as a good corporate citizen and obey the laws and respect the customs in each community in which we live and conduct business.

         A basic principle underlying these commitments is that no employee, officer or director of Harland is permitted in fulfilling his or her job duties to take unfair advantage of any other person through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice. In addition, it is the duty of every employee to report any such instance of which he or she is aware.


                            EMPLOYEE RESPONSIBILITIES


         At Harland, integrity is the personal responsibility of each employee. Employees who do business in the name of the Company must comply with the following expectations:

o Follow appropriate ethical practices and behavior relating to their position;

o        Comply with applicable laws;

o        Act fairly, impartially and in the best interests of the Company;

o Read, understand and act in accordance with the Code of Business Conduct and Ethics and comply with all Company policies and guidelines;

o Complete the compliance questionnaire and compliance certification (applicable to director level and above) and report violations of the Code of Business Conduct and Ethics as required under the Compliance Program; and

o Seek guidance in resolving ethical issues by following the Code of Business Conduct and Ethics issue resolution process.

                             POLICIES AND GUIDELINES


         The following policies and guidelines are designed to help employees make ethically sound business decisions. No set of guidelines can cover all situations Harland employees may face. When in doubt, employees should use the Issue Resolution Process outlined in the section entitled "Resolving Business Conduct Issues" below. The policies and guidelines cover the following topics:
(1) Confidentiality, (2) Use of Company Assets, (3) Conflicts of Interest, (4) Employee Workplace Expectations, (5) Financial Reporting, (6) Governmental and Legal Compliance, (7) Insider Trading, (8) Record Retention and (9) Antitrust Compliance.


                                 CONFIDENTIALITY


         Each Harland employee has a responsibility to safeguard and protect all confidential and proprietary information of the Company.

         No employee, officer or director may disclose Confidential and Proprietary Information of Harland or any of its customers while employed at Harland or after leaving the Company, unless authorized to do so by the Legal Department. "Confidential and Proprietary Information" means all non-public information that is entrusted to you by Harland or its customers, and all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. This includes financial documents, pricing information, business plans, data entrusted to Harland by a customer, supplier or consultant, customer lists, vendor information, cost of goods, personnel files, manuals and procedures. Information which has been made public, such as in a press release or advertisement, is not considered confidential. Disclosure to outside parties of Confidential and Proprietary Information should only be made after obtaining from the Legal Department an approved Non-Disclosure Agreement and ensuring that such agreement is executed by the outside party.


                              USE OF COMPANY ASSETS


         Each Harland employee, officer and director has a responsibility to safeguard, protect and use wisely those corporate assets and resources entrusted to them. All employees, officers and directors should protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. All Company assets must be used for legitimate business purposes. This policy extends to all Company property and assets under each employee's control including: (1) Funds and Property, (2) Equipment and Resources and (3) Company Records.

1. Funds and Property. Appropriate prior approval must be given before any Company funds or property can be disbursed. Every employee is responsible for the prudent and effective use of all Company funds, including those for travel and entertainment. Employees may not use Company property or services for personal use. Company property may not be sold, loaned, given away or otherwise disposed of, regardless of condition or value, without proper authorization.

2. Equipment and Resources. Use of the Company's office equipment, production equipment, other property and resources should be restricted to Company business. The Company reserves the right at any time to monitor and inspect without notice all electronic communications, data and information transmitted or received on the Company network and electronic files located on computers owned by the Company or computers on the premises used in Company business. Inappropriate use of e-mail, Internet or access to information through computer networks could result in violation of the law or Company policies. Company equipment and property should not be removed from the premises except for proper business purposes.

3. Company Records. Employees should be aware of and comply with the Record Retention Policy for such employees' department to ensure appropriate retention, protection, maintenance and disposition of all records, regardless or format or media. Company records should not be removed from the premises except for proper business purposes.


                              CONFLICTS OF INTEREST


         The Company expects that all employees will use good judgment, high ethical standards and straightforward honesty in all business dealings involving Harland. Harland respects the rights of its directors, officers and employees to engage in activities outside of their employment that are of a private nature. However, a conflict of interest occurs when an individual's private interests interfere in any way - or even appear to interfere - with the interests of the Company. For example, conflicts can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively, or when an employee, officer or director or a member of his or her family receives improper personal benefits as a result of his or her position with the Company. The Company's policy prohibits these and other conflicts of interest. Accordingly, all Company employees are expected to comply with the Company's Conflicts of Interest policies and guidelines in the following areas: (1) Protection of Company Interests, (2) Outside Employment,
(3) Pre-clearance of Transactions Involving Potential Conflict of Interest, (4) Outside Financial Interests, (5) Corporate Opportunities, (6) Related Party Transactions, (7) Relationships with Suppliers, and (8) Public Service.

1. Protection of Company Interests. The Company's relationships and transactions with persons outside the Company must be conducted at all times on a strictly ethical and arm's length basis. In all such relationships and transactions, the sole consideration must be the best interests of Harland and its subsidiaries. Decisions made in conducting such relationships and transactions must not be influenced by self-interest on the part of an employee, or any other interest that is actually or potentially in conflict with Harland's interests. Any employee, officer or director that wishes to inquire about or report an apparent actual conflict of interest to the Company may do so by contacting the Legal Department at 770-593-5617 or the Ethics and Compliance Hotline at 1-800-495-1766.

2. Outside Employment. Company employees may not engage in outside employment or activity which would conflict with the Company's interests or which would reduce the efficiency of the employee in performing his or her duties at the Company. In your employment at Harland, you are expected to render your full-time best efforts to the Company. You should not engage in outside business interests that divert time or attention away from Harland duties and responsibilities or that otherwise act to the detriment of the Company. If either you or your supervisor feel it is necessary, your supervisor should provide written clearance that your outside job or activity is acceptable within the bounds of expected job performance and that no actual or potential conflict of interest exists. It remains your responsibility to ensure that any outside job or business does not conflict with the interests of Harland. You must not work for any Harland suppliers, contractors, customers or competitors without prior full disclosure to and written approval from the Company.

3. Pre-clearance of Transactions Involving Potential Conflict of Interest. You must provide full disclosure and obtain written clearance from the Legal Department before you engage in any transaction involving the Company, one of its suppliers, or one of its customers, where you or any immediate family member receive any benefit, directly or indirectly.

4. Outside Financial Interests. Neither you nor your immediate family members may have a financial interest or ownership in any Company vendor, contractor, customer, competitor, consultant or advisor without prior disclosure and written clearance from the Legal Department. "Financial Interest" excludes ownership of up to 1% of the outstanding voting securities in a publicly-traded company.

5. Corporate Opportunities. Harland's employees, officers and directors are prohibited from directly or indirectly (a) taking for themselves personally opportunities that are discovered through the use of corporate property, information or position; (b) using corporate property, information, or position for personal gain; or (c) competing with the Company. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

         If Harland may be interested in pursuing a business or investment opportunity that you intend to pursue, you must disclose information about the opportunity to your supervisor before acting on it. If you are unclear about when to disclose a potential business or investment opportunity, ask yourself the following questions:

o Does this business or investment opportunity have anything to do with my job responsibilities?

o Is the size or nature of this business or investment opportunity such that Harland could be interested in it?

If the answer to either of these questions is "yes," you must disclose the business or investment opportunity to your supervisor before taking action.

6. Related Party Transactions. Generally, the Company should not engage in transactions with related parties. Related parties include (1) an organization of which an officer or director of the Company is also an officer or director,
(2) an organization of which an officer or director of the Company is the beneficial owner of 10% or more of any class of securities, (3) any trust in which an officer or director of the Company has a substantial interest, or (4) any relative of an officer or director of the Company who may significantly influence or be influenced by a business transaction with an organization of which he or she is an officer or director. Contact the Legal Department if you believe that the Company may be engaging in a transaction with a related party.

         It is possible for the actions of family members to constitute a conflict of interest for us as employees. For example, any gift or other benefit offered to a family member by a supplier or potential supplier is considered a business gift.

         You must not engage in any business transaction on behalf of Harland with a relative by blood or marriage, or with a firm where such a relative is a principal, officer or representative, without prior full disclosure to your supervisor and written clearance from the Legal Department.

7. Relationships with Suppliers. Employees who use Company suppliers or contractors for personal business are expected to pay market value for services rendered and materials provided. In addition, you must disclose, in advance, this type of personal relationship to your supervisor. Employees should not accept from or give valuable gifts or services to suppliers or other third parties, excluding meals and entertainment in conjunction with business discussions and mementos of nominal value commensurate with customary business practices. This is an area where you must use your best judgment. Excessive gifts may result in a compromise of your ability to deal objectively with such party or raise the inference that your judgment or such party's judgment has been compromised.

8. Public Service. Harland employees are encouraged to serve on public committees, leagues, councils or boards, such as school boards, city councils and hospital boards, and to represent your organization to the best of your abilities. There may be circumstances, however, when an issue before such an organization also affects Harland, and you may have to refrain from voting or taking a public position on a particular issue due to your position with Harland.

                         EMPLOYEE WORKPLACE EXPECTATIONS


         Harland is committed to providing a safe, healthy and harassment-free place of employment. Harland employees are expected to abide by the following policies and guidelines while in the workplace: (1) Respect, (2) Safety, (3) Equal Opportunity, (4) Harassment Free, (5) No Substance Abuse, (6) Confidential Employment and Medical Records and (7) the Harland Employee Handbook.

1. Respect. Consistent with Harland's values, Harland is committed to promoting a productive work environment in which employees are treated with courtesy and respect. Harland employees will treat each other with respect and fairness at all times. We value the diversity of our employees. Employment decisions will be based on business reasons, such as qualifications, abilities and achievements. Harland will comply with applicable local and national employment laws and regulations.

2. Safety. We are all responsible for maintaining a safe workplace by following safety and health rules and practices. Employees must comply with all laws, regulations and Company policies relating to workplace safety and health. You should bring to the attention of your supervisor any activity that threatens your safety or health or that of any other person. Any injuries must be reported promptly and accurately.


3. Equal Opportunity. Harland is an equal opportunity employer and extends equal employment opportunity to all qualified individuals without regard to an individual's race, color, religion, national origin or citizenship status, gender, sexual orientation, marital status, age, veteran status, disability or other classifications as designated by state or local laws or regulations. The Company's commitment to equal employment opportunity extends through every aspect of the employment relationship including: recruitment, selection, placement, compensation, promotion, training, transfer, discipline and termination.


4. Harassment Free. Any actions, comments or materials directed toward or referring to an individual's race, color, religion, national origin or citizenship status, gender, sexual orientation, marital status, age, veteran status, disability or other classifications as designated by law that create a hostile work environment are strictly prohibited. Abusive, intimidating or offensive conduct is unacceptable, whether verbal, visual or physical. Prohibited harassment includes conduct that is intended to or that has the effect of unreasonably interfering with a fellow employee's work performance or creating an environment that is intimidating, hostile or offensive to the employee. Employees who contribute to a hostile work environment will be subject to accelerated discipline up to and including termination without prior warning. A complete description of the Company's harassment policies and procedures is included in Harland's Policy on Harassment in the Employee Handbook. You are encouraged to report to your Human Resource representative or the Company's Senior Vice President of Human Resources if you experience or observe conduct in violation of Harland's harassment-free policy.

5. No Substance Abuse. Harland has a drug-free workplace policy and provides access to services for employee assistance when needed to foster a safe, healthy and productive work environment. While at work, Harland employees must not have in their systems any illegal drugs, or any legal drugs or alcohol that cause impairment. Harland prohibits the possession, sale, purchase, delivery, use or transfer of illegal substances on Company premises or at Company functions. The drug-free workplace program provides Harland with reasonable measures to ensure that an employee drug or alcohol problem does not jeopardize the successful operation of our business, or otherwise negatively affect Harland, our employees or the general public. A complete description of the Company's drug-free workplace policy is included in the Employee Handbook.

6. Confidential Employment and Medical Records. A record of employment-related information is maintained in each facility and, in most cases, the Human Resources Department. Separate files for medical records and/or workers compensation records are also maintained. Harland protects all employees against unauthorized use of information about them in Company records. Unless authorized, no employee shall disclose any confidential employment and medical records of any other employee.

7. The Harland Employee Handbook. Each employee is held accountable for knowing, understanding, and abiding by the policies and procedures outlined in the Harland Employee Handbook.

                               FINANCIAL REPORTING


         Company records must be kept in such a way that an accurate, auditable record of all financial transactions is maintained in accordance with generally accepted accounting principles and the Company's accounting rules and controls. The Company's Financial Reporting policies and guidelines govern the following areas: (1) Recording Transactions, (2) Fair Presentation, (3) Conformity with GAAP, (4) Control Structure, (5) Reporting of Fraud and (6) Certification.

1. Recording Transactions. All funds, assets and transactions which affect the Company must be promptly and accurately recorded and accurately reflect the transactions they describe. No false or misleading entries or entries that intentionally hide or disguise the true nature of any transaction may be made on the Company's books or records. A false or misleading entry is one that does not accurately describe the transaction or is not posted to the proper account, or to any account.

2. Fair Presentation. The Company's financial statements shall present fairly, in all material respects, the financial position of Harland and the results of Harland's operations and cash flows for the period such financial statements represent. Each financial reporting employee shall be responsible for the accuracy and integrity of the financial records and other financial information for which such employee is responsible.

3. Conformity with GAAP. All Company financial statements shall be prepared by the Company in conformity with accounting principles generally accepted in the United States of America and shall be consistently applied.

4. Control Structure. The Company shall maintain a control structure that ensures the reliability and integrity of financial information and that is adequate and effective to provide reasonable assurance that Company assets are safeguarded and that the transactions recorded in the financial records of the Company represent authorized transactions of the Company. The Company prohibits the override (or disregard) of controls by anyone, including a manager.

5. Reporting of Fraud. All Company employees must immediately report to the Legal Department at 770-593-5617 or 770-593-5426 or anonymously to the Ethics and Compliance Hotline at 1-800-495-1766 any override of controls or fraud committed by management or others of which such employee has knowledge, including any instances of misappropriation of assets, expenditures and liabilities for inappropriate purposes; fraudulently obtained revenue and assets; and costs and expenses fraudulently avoided.

6. Certification. In addition to the requirement of this Code that each employee at the director level and above certify annually regarding compliance, each financial reporting employee must also report immediately any changed circumstance which, to his or her knowledge, would cause the information in the Company's most recent periodic report to become, as of the date of the report, incomplete, incorrect or misleading. For purposes hereof "financial reporting employee" means: (i) any employee who is a divisional or corporate financial or accounting officer, (ii) any employee who reports directly or indirectly to any divisional or corporate financial or accounting officer, and (iii) any employee who prepares or exercises more than minimal influence over the contents of the Company's accounting records or financial statements.

                        GOVERNMENTAL AND LEGAL COMPLIANCE


         Perceived pressures from supervisors or demands due to business conditions are not excuses for violating the law. Each employee must abide by the Company's Governmental and Legal Compliance policies and guidelines in the following areas: (1) Compliance with Laws and Regulations, (2) International Business Conduct, (3) Filing Reports, (4) Political Contributions and (5) Environmental Responsibility.

1. Compliance with Laws and Regulations. Harland employees are required to comply with all applicable laws and regulations. If you have any questions or concerns about the legality of an action, you are responsible to seek guidance from the Legal Department. In addition, if an employee receives any document concerning actual, threatened or proposed legal or regulatory action, he or she must immediately forward or otherwise provide such document to the legal department having responsibility for such employee's business unit.

2. International Business Conduct. While we must adapt to business custom and market practices in global markets, all employees worldwide must adhere to applicable U.S. laws and regulations, including the U.S. Foreign Corrupt Practices Act. It is unlawful, and you are not permitted, to bribe foreign officials to influence or keep business, or for any other reason relating to the business of the Company.

3. Filing Reports. If you are responsible for filing a report with any state, local or federal governmental entity for or on behalf of Harland, you must take special care to ensure that the information you provide is true, accurate and complete in all material respects as of the date of such report.

4. Political Contributions. No Harland employee may, without prior approval, make any political contribution for Harland or use Harland's name, funds, property, equipment or services for the support of political parties, initiatives, committees or candidates.

5. Environmental Responsibility. Harland and Harland employees must comply with all federal, state and local environmental laws, regulations and policies. Those employees responsible for or engaged in activities or operations that might affect the environment must be familiar with the environmental laws, regulations and policies relating to these activities. Our environmental responsibilities include the following: properly storing, handling and disposing of hazardous or other waste; managing wastewater and stormwater in compliance with regulations; monitoring and maintaining the integrity of any underground storage tanks; and protecting against and appropriately responding to spills and releases of hazardous substances. The consequences of failure to adhere to this policy can be serious for Harland, the employees involved, Harland's suppliers and customers, and for the communities in which Harland operates. Therefore, Harland takes violations of environmental laws very seriously, and insists that its employees make every effort to prevent violations from occurring and to promptly correct any that do occur. Violations of environmental laws can result in civil and criminal liabilities for Harland and for its employees. No employee should assume that it is acceptable to exceed pollution standards just because no enforcement action has been taken in the past. Each employee must notify a supervisor if at any time he or she witnesses a violation or potential violation of any environmental law or regulation. Every employee must also be aware that making a false report to a government agency is a felony under federal and state law. It can result in termination of employment and prosecution by the government.



                                 INSIDER TRADING


         The following policies and guidelines apply with respect to insider trading: (1) General Rules, (2) Special Blackout Periods, (3) Individual Application, (4) Other Companies, (5) Applicable Information, (6) Short Sales,
(7) Pledged Stock, (8) Tipping, (9) Discussing or Recommending Harland Stock,
(10) Regulation FD (Fair Disclosure), (11) Permitted Transactions, and (12) Pre-Disclosure of Undisclosed Material, Nonpublic Information.

1. General Rules. You must not disclose material non-public information to anyone outside the Company unless you have been properly authorized to do so in advance. You must not trade in Company securities when you possess material non-public information, and you must wait two trading days until after the information becomes public through a press release by the Company to do so. You must refrain from using material non-public information in any business transaction in a way that disadvantages the Company or gives you an unfair personal advantage over others who do not have the information. If you report to a vice president or higher ranking officer of the Company, you may only buy or sell Company securities during "open window periods." Open window periods begin on the second business day after the Company's quarterly earnings are released, and close 21 days later. Even when a trading window is open, you may not trade in Harland securities if you possess material, nonpublic information about Harland.

2. Special Blackout Periods. In addition, any employee, officer or director of Harland may be temporarily prohibited from buying or selling Harland securities during special blackout periods. Any such period will be communicated to you by the Legal Department using normal communication channels.

3. Individual Application. This policy applies to all employees, officers and directors of Harland and its subsidiaries, and also applies to:

o        members of their immediate families with whom they share a household;

o        other persons with whom they share a household;

o persons who principally rely on the employee, officer or director for their financial support; and

o any person or entity over whom they have control or influence with respect to a transaction in securities (i.e., a trustee of a trust, an executor of an estate).

         When we refer to "you" in this policy, we also mean each of the people listed above with respect to you. Because the people listed above are covered by this policy, you will be responsible for their transactions in Harland securities and they should not purchase or sell Harland securities without your clearance.

4. Other Companies. You must not trade in securities of any other company about which you learn material, nonpublic information in the course of performing your duties for Harland, as long as the information remains nonpublic.

5. Applicable Information. Information is considered "material" if:

o a reasonable investor would consider it important in making a decision on whether to buy, sell or hold the security;

o a reasonable investor would view the information as significantly altering the total mix of information in the marketplace about the issuer of the security; or

o the information could reasonably be expected to have a substantial effect on the price of the security.


         Nonpublic. Information is nonpublic until it has been "publicly disclosed," meaning that it is published in such a way as to provide broad, non-exclusionary distribution of the information to the public for a sufficient period of time to be reflected in the price of the related securities.

         Examples. Examples of material, nonpublic information might include information about upcoming earnings or losses, negotiation of a joint venture, merger or acquisition, news of a significant customer contract, significant sale of assets, changes in dividend policies, the declaration of a stock split, the offering of additional securities, changes in top management, significant accounting developments, and the gain or loss of a substantial supplier or customer. Information may be material whether it is favorable or unfavorable to the Company.

6. Short Sales. Employees, officers and directors are prohibited from selling Harland stock "short", meaning a sale of stock that you do not already own.

7. Pledged Stock. If you pledge Harland stock for a loan, as in a margin account, and a sale of that stock is forced, there is no special exemption for that sale from the insider trading laws or this policy. For example, a foreclosure sale that occurs when you possess material non-public information would violate the law and this policy. Accordingly, you may not pledge Harland stock.

8. Tipping. No employee, officer or director may disclose material, nonpublic information about Harland or any company with which Harland deals to anyone outside Harland unless authorized to do so. Under the federal securities laws, you can be held responsible not only for your own insider trading, but also for trading performed by anyone to whom you disclose material, nonpublic information.

9. Discussing or Recommending Harland Stock. Use extreme caution when discussing Harland stock with anyone outside Harland or recommending the purchase, sale or holding of Harland stock. Making recommendations of that type can easily result in accidental disclosure of material, nonpublic information or be viewed as "tipping."

10. Regulation FD (Fair Disclosure). No Harland employees, officers or directors, other than senior officers and the investor relations personnel who regularly communicate with securities market professionals and shareholders, are authorized to communicate information about Harland with securities market professionals or Harland shareholders.

11. Permitted Transactions. You are permitted to complete Permitted Transactions even if the window period is closed. "Permitted Transactions" are:

o        receipt of stock options or shares of restricted stock under a
         Harland employee stock option plan or the cancellation or
         forfeiture of options or stock pursuant to a Harland plan;
o election to participate in, cease participation in or purchase securities under a Harland employee stock purchase plan;
o        vesting of restricted stock and any related stock withholding;
o        exercise of stock options issued under Harland's stock option plans in a stock-for-stock exercise, payment of the exercise price in shares of stock and any related stock withholding transactions, but not (1) the sale of any stock acquired in the option exercise (other than as part of a so-called cashless exercise and simultaneous sale) or (2) the use of proceeds from the sale of any such shares to exercise additional options;
o        transferring shares to an entity that does not involve a change in the beneficial ownership of the shares, for example, to a trust of which you are the sole beneficiary during your
         lifetime;
o bona fide gifts of stock, except where you anticipate that the recipient (other than a charitable organization) will sell the
         Harland securities immediately upon or shortly after their receipt;
o trades pursuant to an approved Rule 10b5-1 trading plan which is designed to provide an affirmative defense to insider trading charges for transactions implemented pursuant to a plan which meets the requirements of the Rule; a corporate insider may establish a plan at a time when he or she is not in possession of any material non-public information and has the ability to subsequently
         complete  pre-plan   transactions,   despite  the  fact  that  the
         executive might possess such information at the time the transaction actually occurs; provided, however, that any such plan will automatically shut down during the period from the end of a fiscal quarter until two days after the Company has announced its quarterly results; and further provided that the insider will also be required to terminate the plan in the event that he or she comes into possession of material non-public information which, in the opinion of counsel to the Company, is of such a nature that the plan should be suspended notwithstanding the "safe harbor" provisions of Rule 10b5-1; or
o any other transaction designated by the board of directors or any board committee or senior management, with reference to this policy, as a Permitted Transaction.

12. Pre-Disclosure of Undisclosed Material, Nonpublic Information. You may not enter into any Permitted Transaction unless you have disclosed any material, nonpublic information that you are aware of to Harland's General Counsel or his designee. If you are a director or a member of senior management, the General Counsel must disclose any such information to the Chief Executive Officer before any transaction listed qualifies as a Permitted Transaction. This ensures that Harland is fully aware of any material information before you enter into a transaction involving Harland.


                                RECORD RETENTION

         It is the policy of Harland that, unless the General Counsel otherwise permits, each department manager shall establish and maintain a Record Retention Policy for documents over which they have responsibility. All department employees shall then have the responsibility for maintaining the department's records in compliance with the policy. The Record Retention Policy includes the following: (1) Create Department Record Retention Policy and (2) Employee Responsibilities.

1. Create Department Record Retention Policy. Unless the General Counsel otherwise permits, each department manager shall create a Record Retention Policy for his or her department. If a department is not exempt, the Legal Department will provide initial resource material to aid in the development of the Record Retention Policy. The department manager should seek additional guidance from the Finance, Tax or Legal Department, as necessary, in finalizing the department's Record Retention Policy. The Record Retention Policy must (i) identify the documents created, received, and maintained by the department by type, topic, or subject as they are maintained in the department's files, storage, or other retention area, (ii) establish a retention period for each type, topic, or subject of each identified document considering the following factors: business need, frequency of demand for the file, archival value, and statutory, regulatory or other legal requirements, and (iii) establish a storage and disposal method for each type of identified document. Documents subject to the department's Record Retention Policy shall be maintained in the manner and for the periods specified in the department's Record Retention Policy. At the end of the retention period specified in the department's Record Retention Policy, documents subject to the policy shall be disposed of in a manner specified in the Policy. Documents pertaining to a subject of investigation or active or threatened litigation shall be retained until the General Counsel authorizes their disposal.

2. Employee Responsibilities. The destruction or alteration of documents, records and any other objects is prohibited when an employee has an intent, or believes that another employee has an intent, to influence the investigation or proper administration of any matter within the jurisdiction of any department or agency of the United States, or an intent to impair the object's integrity or availability for use in any official proceeding. Further, each employee has the responsibility to comply with his or her department's Record Retention Policy. If you are uncertain whether and how long to retain a document, seek guidance from your supervisor. Files should be stored only in an authorized storage facility, and never at home unless you have an approved home office. Refrain from mixing Harland and personal records in the same file or record. Exercise care in the creation of documents, to ensure that information is presented clearly and accurately. You must ensure that documents over which you have control are disposed of in compliance with the applicable Record Retention Policy.

                              ANTITRUST COMPLIANCE


         Antitrust laws of the United States are designed to preserve and protect fair competition and are a critical part of the business environment. The Antitrust laws can be complex and can result in criminal - not just civil - liability. Each Harland employee must comply with the antitrust and competition laws and with the following guidelines. These guidelines deal with the areas of
(1) Relations with Competitors, (2) Relations with Suppliers, (3) Relations with Customers and (4) Company Communications.


1. Relations with Competitors. Harland competes in the marketplace on the merits of our products and services, on the prices we charge and on the customer loyalty we earn. Harland will deal with our competitors fairly, ethically and in compliance with applicable law.

         A. Contacts with Competitors. It is important to avoid conduct that might give even the appearance of collusion. Although any contact or communication with competitors holds this potential, there are limited situations in which communication with competitors is lawful and proper and serves a legitimate purpose and need. Work closely with the Legal Department before engaging in any substantive communications with our competitors.

         B. Competitive Information. Competitive information and market conditions are relevant to the Company's pricing, but they should be obtained from non-competitive sources such as, but not limited to, customers. Do not send or receive any price list to or from a competitor, or send to a competitor any information concerning past, present, or future bids, prices, discounts or terms or conditions of sale.

         C. Pricing Agreements. Any agreement with competitors concerning prices, terms of sale, price changes, discounts, rebates or special financing, pricing methods, warranties, transportation charges or any other matter relating to or affecting prices or any element of price is absolutely prohibited. There should be no communication of any kind directly or indirectly between the Company and its competitors regarding pricing or other selling terms.

         D. Agreements Limiting Production or Markets. Agreements with competitors to (1) control or limit production, (2) control or limit product quality, or (3) divide or otherwise allocate sales according to customers, territories or products are absolutely prohibited.

         E. Joint Refusals to Deal (Boycotts). Agreements among competitors not to do business or to limit business with a particular buyer or seller may be unlawful. Therefore, such agreements are absolutely prohibited as a matter of Company policy.

         F. Mergers, Acquisitions and Joint Ventures. Mergers, acquisitions and joint ventures between competing firms often will involve questions of legality under the Antitrust laws. Therefore, it is important to contact the Legal Department at the earliest opportunity if such transactions are under consideration.

         G. Director Interlocks with Other Companies. The Antitrust laws and a number of other statutes prohibit or limit directors or officers of one company from serving as directors or officers of a competing company. Any appointment which might result in a Harland director, officer or employee serving on the board of any other company should be promptly disclosed to the Legal Department.

         H. Trade Associations. Memberships in and the operation of all trade associations with which the Company, its subsidiaries, or their employees are associated should be reviewed annually with the Legal Department. Prior approval of the Legal Department should be obtained before submitting statistics or other information to a trade association or any of its committees.

2. Relations with Suppliers. As agents for the Company, we will base our purchases from suppliers on product quality, service levels and prices, including the consistency and dependability of our suppliers.

         A. Reciprocity. Agreements to purchase goods or services from a supplier on condition that the supplier will make purchases from the Company are prohibited.

         B. Inducing or Receiving Discriminatory Prices or Promotional Benefits. If you receive bids that include prices, terms or promotional services or allowances that you have reason to believe are not available to the Company's competitors, you should not accept without prior Legal Department approval.

         C. Exclusive Dealing and Requirements Contracts. Prior Legal Department approval should be obtained before entering into any agreement requiring the Company to purchase all or a significant portion of its overall requirements from certain suppliers or requiring suppliers to sell all or a portion of their output only to the Company.

3. Relations with Customers. We will treat our customers fairly and honestly at all times. We will accurately represent our products and services in our marketing, advertising and sales efforts.

         A. Refusal to Deal. Any agreement between Harland and another company to do business or refrain from doing business with a third party is absolutely prohibited. Since refusals to sell frequently lead to antitrust litigation, the Legal Department should be consulted before the Company refuses to sell to any customer or prospective customer or buy from any supplier or prospective supplier other than for valid credit reasons.

         B. Tying Agreements. Although Harland products may be offered as part of a package, refusing to sell one product to a customer without the customer also purchasing a different product may be deemed an illegal "tying" together of products, and therefore must not be negotiated without prior discussion with the Legal Department.

         C. Restrictions on Resale. As a matter of general policy, restrictions or agreements with customers to limit their resale of products should be avoided. No restriction on resale should be imposed without prior Legal Department approval.

         D. Company Pricing. Pricing should always be done independently with a view toward maintaining a competitive position in the marketplace, and not for the purpose of driving a competitor from the market. Sales at unprofitable, marginally profitable or discriminatory prices may be construed as evidence of predatory conduct and are against Company policy. Generally, prices available to all customers purchasing comparable volumes of products under similar terms and conditions at the same level of distribution must be the same and merchandising services or promotional payments must be proportionally equal, unless lower prices to particular customers can be justified by actual cost savings or the prices, services or payments are offered in good faith to meet equally favorable terms offered to those customers by a competitor.

         E. Exclusive Dealing and Requirements Contracts. Any agreement requiring a purchaser to buy all or a specified portion of its requirements from the Company (other than our standard check printing agreement), or not to purchase from another Company, must be approved in advance by the Legal Department.

         F. Brokerage. Brokerage shall not be paid directly or indirectly to a customer on purchases for its own account. All agreements appointing brokers must contain an express provision prohibiting the broker from passing on any part of its commission to a customer.

         G. Disparagement. Competing products shall not be disparaged orally, in writing, by advertising, or any other means of communication.

         H. False or Misleading Marketing Communications. The Company shall not engage in misleading advertising. The Company's public statements not only must be true, but should not be misleading or readily susceptible to misinterpretation.

         I. Unfair Competition. The Company shall not engage in any pricing or other competitive practice alone or with others having for its purpose the destruction of competition, the elimination of a competitor, blocking the market entry of a potential competitor, or otherwise act contrary to established laws, regulations or the public interest. Unethical or unfair methods of competition are to be avoided, including practices such as (1) shipping unordered merchandise, (2) commercial bribery, (3) coercion, intimidation or harassment of customers, competitors or suppliers, (4) inducing breaches of contract, (5) industrial espionage, (6) unauthorized substitution of goods and (7) palming off goods as those of another manufacturer. These guidelines apply to such business and merchandising activities as advertising, sales contests, warranties and guarantees, labeling, merchandise certificates, packaging, suggested prices, samples, licensing and salesperson's representations.

4. Company Communications. Careless and inappropriate language in Company communications can have an extremely adverse effect on the Company's position in an antitrust investigation or lawsuit. No Company documents other than privileged communications to or from lawyers are exempt from disclosure if the Company becomes involved in litigation. Even "personal" handwritten notes of individual employees made in the course of their work and drafts of documents and deleted e-mails may be requested and discovered in litigation. Please observe these guidelines:

         A. Do not use words that imply inappropriate behavior is involved ("Please destroy after reading.").

         B. Be careful of the use of the exaggerated use of power words (This program will "destroy" competition.).

         C. Do not speculate as to the legal propriety or consequences of conduct or attempt to paraphrase legal advice.

         D. Do not mischaracterize competition as something unexpected or improper such as referring to price cutting as "unethical" or to a lost customer as one "stolen" by a competitor.

         E. Use particular care when discussing competition and prices. Avoid giving the false impression that the Company is not competing vigorously, that its prices are based on anything other than its own business judgment or that its public statements are "signals" to competitors.

         F. When discussing the prices or plans of competitors, clearly identify the source of your information so that there will be no implication that the information was obtained under a collusive arrangement with a competitor.

         G. Avoid any misimpression that special treatment is being accorded to a customer or class of customers ("For you alone").

         H. Do not disparage the products of competitors.

         I. Take care to avoid use of words that might imply falsely that a course of action was being pursued by the Company as a matter of "industry agreement" or "industry policy" rather than as a matter of the Company's individual self-interest.

         J. Avoid using "canned" wording in memoranda which may sound as though you are writing for appearance's sake rather than to create an accurate record.

                        RESOLVING BUSINESS CONDUCT ISSUES


         Sometimes honest differences of opinion exist about what action is appropriate to take under specific circumstances. Behavior or actions considered "right" in one context may be considered "wrong" in another. At times, when you apply your own individual judgment, there seems to be no "right" answer. If you need further help, stop and ask for guidance before you act. The following guidelines are provided to aid you in resolving any questions you may have about compliance with the Code of Business Conduct and Ethics: (1) Issue Resolution Process, (2) Confidentiality, (3) No Retaliation and (4) Criteria for Individual Judgment.

1. Issue Resolution Process. If you are faced with a situation that you believe does not comply with Harland's Code of Business Conduct and Ethics policies and guidelines, or that may be unethical, inappropriate or illegal, we have adopted the following issue resolution process:

         A. First try to resolve the concern through standard management channels or sources of guidance. Some issues may arise that cause you concern which are not necessarily business conduct or ethics issues. Examples are: failure to receive a promotion, a poor relationship with a co-worker, or a perception that your department or division is not being managed as effectively as it might be. Such concerns should first be fully pursued through normal processes such as your human resources department, division or department manager.

         B. If resolution through normal management channels is not appropriate, or you have already taken these steps and feel that the issue was not adequately resolved, you can contact any of the following:

o        Legal Department
o        President or General Manager of your Business Unit
o        Senior Vice President of Human Resources
o        President of the Company
o        Harland Ethics and Compliance Hotline (1-800-495-1766)

         C. Each report will be investigated. Appropriate action will be taken with respect to any violation of the Code found to exist.

2. Confidentiality. In reporting violations of the Code of Business Conduct and Ethics you need not identify yourself. The Company will respect the confidentiality and, if requested, the anonymity of individuals who in good faith report violations of the Code of Business Conduct and Ethics, Company policies or perceived unethical conduct. In addition, Harland has established the Harland Ethics and Compliance Hotline, managed by an outside vendor, to enable employees to report violations of the Code on an anonymous basis.

3. No Retaliation. It is Company policy to ensure that no retaliation occurs as a result of any employee raising a business conduct and ethics issue or reporting a perceived violation of the law.

4. Criteria for Individual Judgment. If you have questions about the implications of an intended action, before you act, first ask yourself the following questions. If you are still uncertain after answering these questions, follow the issue resolution process set out above.

o Is anyone's health or safety endangered by this action? o Is the action legal?
o Though legal, is it also the "right" thing to do? o Does the action comply with Company policy and approved practice? o Do I feel uncomfortable about doing this? o Should I ask my supervisor about my concerns before I act?

o Might Harland or I be compromised if this action were known by my supervisor, peers, subordinates or friends?
o Can I defend this action before my supervisor, peers, customers and community?
o Is this action consistent with Harland's Mission, Pillars and Values?
o How would this action or situation appear to others if it were reported in the newspaper or the evening news or were posted on the Company's website, e-mail system or bulletin board in my work area?
o Has an internal control been overridden (disregarded) by management?


                          COMPLIANCE AND ADMINISTRATION


         The following compliance and administration procedures are provided to ensure compliance with the Code of Business Conduct and Ethics: (1) Certification Process, (2) Waivers, and (3) Amendments.


1. Certification Process. All employees at the director level and above upon employment and once each year thereafter, must sign the attached Code of Business Conduct and Ethics Certification attesting that he or she has read, understands, has complied, will comply with and is unaware of any breach of the Code of Business Conduct and Ethics. Additionally, such employee has the continuing obligation to update such information in the event circumstances change which cause the information certified to be outdated, misleading or incomplete. Employees who fail to disclose reportable interests or relationships, who knowingly make a false report, or who fail to comply with the Company's policies, shall be subject to disciplinary action, including possible termination of employment. The certification attached to this Code of Business Conduct should be completed within two (2) weeks of receipt of this Code of Business Conduct and Ethics.

2. Waivers. Any waiver of this Code of Business Conduct and Ethics for executive officers or directors of the Company may be made only by the Board of Directors or a committee thereof, and will be promptly disclosed to the Company's shareholders.

3. Amendments. Harland reserves the right to amend this Code of Business Conduct and Ethics from time to time, subject to approval by the Harland Board of Directors. If we do so, we will communicate to you through normal communications channels the substance of any such changes.

                       CODE OF BUSINESS CONDUCT AND ETHICS

                           CERTIFICATION OF COMPLIANCE

To:               The Corporate Legal Department

From:             Name:  _________________________________
                  Position:  _______________________________
                  Division: _______________________________
                  Location: _______________________________

         I hereby certify the statements in this certification are true and accurate as of the date below. I further certify that I will update this certification if any circumstances change which cause the information certified to be outdated, misleading or incomplete.

Yes/No

1. _____I certify that I have received, read and understand the Code of Business Conduct and Ethics.

2. _____I have complied and will comply with all policies and guidelines set forth in the Code of Business Conduct and Ethics.

3. _____I do not know of any violation of the Code of Business Conduct and Ethics by any person, including any fraud having been committed by any employee of Harland.

If you answer "No" to any of these statements, you must contact one of the following individuals in the Legal Department with an explanation:

         John C. Walters
         Phone: 770-593-5617
         E-mail: jwalters@harland.net

         Sarah King Bowen
         Phone: 770-593-5426
         E-mail: skbowen@harland.net


Signed this _____ day of __________________, 20____

Signature:  ____________________________________

Printed Name: _________________________________

-------------------------------------------------------------------------------

                                  INSTRUCTIONS

         After you have received and read the Code of Business Conduct and Ethics, prepare the above Certification of Compliance as follows:

         1. Insert your name, position, division, and location in the spaces indicated on the form. 2. Indicate the appropriate answers to your certification. 3. Contact the Legal Department if necessary.
         4. Sign and date the form.
         5. Return the form to the corporate Senior VP of Human Resources.

Before completing the certification, you may discuss any concerns you have with the Legal Department. This form should be returned within two weeks after you have received it.